GALAXY MINERALS INC
500 Park Ave. Suite 203, Lake Villa IL 60046

Attn The Directors

AMULET HOLDINGS LIMITED. Suites 25 and 27 Second Floor, Oliaji Trade Centre, Francis Rachel Street, P.O. Box 1312, Victoria, Mahé, Seychelles

RE/ Confirmation, and undertaking relating to the Cullebrillas Mine, Peru./Proposed transaction with Galaxy Minerals Inc.

Galaxy and AMULET Agree that without the efforts of AMULET. The transaction as described in the attached agreement would not be feasible without the efforts of AMULET. Further AMULET has waived it’s rights in order for the transaction to proceed and in return has agreed to receive just and equitable compensation.

The purpose therefore of this notice is to record in an orderly fashion the agreed compensation due and payable to AMULET.

Both Galaxy and AMULET bind themselves to this undertaking and agree to do all things necessary in the fulfillment thereof.

Galaxy unconditionally confirms and herby undertakes to compensate AMULET there nominees & or associates ( as directed by AMULET) to the following amounts and structures.

    1. To issue 35,000,000 (Thirty Five million) restricted 144 shares, as soon as practically possible.

    2. During any production as envisaged & contemplated in terms of clause 4 B & C, attached hereto. AMULET will be entitled 25% of net proceeds. Such payments to be made quarterly by Galaxy, as directed by AMULET.

3. Should galaxy exercise it’s right to purchase as envisaged and contemplated in terms of clause 7 hereto. AMULET will have the right, to participate to a maximum level equal to 25%. AMULET will be required to confirm in writing within 30 days, after notification by Galaxy of it’s intention to participate.

4. Should Galaxy sell it’s rights as described in the attached agreement at any given point AMULET will be entitled to receive a share of proceeds equaling 25%.

5. At all times AMULET will have access to information & data relating to the project.

6. A right of first refusal shall exist between the parties, relating to each others interest in the project. Should either Galaxy or AMULET wish to sell the rights in full or part thereof, the other party shall have 30 days to equal or better any such offer.

For and on behalf of Galaxy Minerals Inc

Director	Date

AGREED BY AMULET HOLDINGS LIMITED

Authorised Signature	Date